Supplement #17                                  Filed pursuant to Rule 424(b)(3)
(to prospectus dated June 7, 2000)                    Registration No. 333-32228


                              [Excite@Home logo]

                              AT HOME CORPORATION


                         $500,000,000 principal amount
                4 3/4% Convertible Subordinated Notes due 2006

                        Shares of Series A common stock
                     issuable upon conversion of the notes

                   ________________________________________

     This prospectus supplement relates to the resale by the holders of 4 3/4% Convertible Subordinated Notes due 2006 of Excite@Home and the shares of our Series A common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated June 7,
2000, which is to be delivered with this prospectus supplement.   Based on
information provided by each selling securityholder listed below, each such selling securityholder would own less than 1% of the shares of our Series A common stock outstanding, as of the date of this prospectus supplement, if and when the offering is completed.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information appearing in the table below:


                                                Principal amount                      Shares of
                                                    of notes                          Series A         Shares of
                                                  beneficially     Percentage of    common stock    Series A common
                                                 owned and that        notes        beneficially     stock that may
                                                  may be sold       outstanding         owned           be sold
Name                                           ------------------  -------------   --------------   ----------------
----


Credit Suisse First Boston
 Corporation........................                $6,450,000            1.3%          114,126           114,126
Lehman Brothers Inc.................                $1,000,000              *            17,694            17,694

___________________
* Less than 1%

                   ________________________________________

     Investing in our convertible subordinated notes or our Series A common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 2 of the prospectus, as well as the "Risk Factors" included in our recent reports filed with the Securities and Exchange Commission.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.


          The date of this prospectus supplement is February 6, 2001.